UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 8, 2019

SONOMA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd.

Petaluma, CA 94954

(Address of principal executive offices)

(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	SNOA	The Nasdaq Stock Market LLC
Warrants to purchase common stock, par value $0.0001 per share	SNOAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with our Interim Chief Executive Officer

On October 11, 2019, we entered into an employment agreement with Amy Trombly, our Interim Chief Executive Officer. The agreement is effective as of September 25, 2019, the date of her appointment and has a term of three months, subject to mutual extension by one-month increments. We agreed to pay Ms. Trombly a base salary of $25,000 per month, which will include legal services Ms. Trombly has traditionally provided to the Company, and to provide standard medical, dental and vacation benefits. Certain legal services not provided by Ms. Trombly will continue to be billed by Trombly Business Law, PC. The Board also agreed that during her time as Interim Chief Executive Officer, Ms. Trombly may continue to represent other clients in her role as attorney. The employment agreement may be terminated by us upon ten days’ written notice or by Ms. Trombly upon thirty days’ written notice at any time and for any reason. Upon termination of employment, Ms. Trombly will be entitled to the accrued amounts and shall have no further rights to any compensation or any other benefits from Sonoma.

The Board has initiated a search for a CEO with deep industry experience and expects to transition to a new CEO in the upcoming months.

Employment Agreement with our Chief Financial Officer

On October 11, 2019, we entered into an employment agreement with John Dal Poggetto, our Chief Financial Officer. The agreement is effective as of September 25, 2019, the date of his appointment. The terms of the employment agreement provide for an annual salary of $230,000 and an annual bonus amount not to exceed 40% of his base salary to be determined by the Compensation Committee in its sole discretion. He will also receive an equity award in the amount of $100,000 as a signing bonus. The further details of such signing bonus award shall be determined by the Compensation Committee at a later date. Mr. Dal Poggetto also receives certain benefits, such as participation in our health and welfare plans, vacation, and reimbursement of expenses.

The employment agreement provides certain separation benefits in the event of termination without cause or resignation by Mr. Dal Poggetto for good reason, as such terms are defined in the employment agreement. In the event Mr. Dal Poggetto is terminated without cause or resigns for good reason, he is entitled to:

•	a lump sum severance payment equal to one time his base salary;
•	a bonus, as determined by the Compensation Committee, however the Compensation Committee may decide to grant no bonus;
•	automatic vesting of all unvested time-based options and equity awards and exercisability of awards for up to 12 months;
•	vesting of performance-based equity compensation awards in accordance with the terms of the awards, if the performance goals are satisfied, such determination to be in the sole discretion of the Compensation Committee; and
•	reimbursement for health care premiums under COBRA until the earliest of: (i) three months following the date of termination; (ii) the date he is no longer eligible to receive COBRA continuation coverage; or (iii) until he becomes eligible for medical insurance coverage provided by another employer.

Mr. Dal Poggetto may terminate his employment for any reason upon at least 30 days prior written notice. Receipt of the termination benefits described above is contingent on executing a general release of claims against our Company, resignation from any and all directorships and every other position held by the executive with our Company or any of our subsidiaries, and the executive’s return to our Company of all Company property received from or on account of our Company or any of our affiliates by him. In addition, Mr. Dal Poggetto will not entitled to such benefits if he does not comply with the non-competition, non-disparagement and invention assignment provisions of his employment agreement during the term of employment or the confidentiality provisions of the employment agreement, whether during or after the term of his employment. These provisions apply during the term of employment and for two years following termination.

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Departure of Director

On October 8, 2019, Mr. Frederick Sandford notified our Board of Directors of his intention to resign as a director, effective immediately. We thank him for his service, and we wish him the best in his future endeavors.

The foregoing descriptions of the employment agreements are not complete and are qualified in their entirety by reference to the full text of the employment agreements, copies of which are filed herewith as Exhibit 10.1 through 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Employment Agreement between Sonoma Pharmaceuticals, Inc. and Amy Trombly, effective September 25, 2019.
10.2	Employment Agreement between Sonoma Pharmaceuticals, Inc. and John Dal Poggetto, effective September 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonoma Pharmaceuticals, Inc.
(Registrant)

Date: October 15, 2019	By:	/s/ Amy Trombly
	Name: Title:	Amy Trombly Chief Executive Officer

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